UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 16, 2011

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33774	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian, Shenzhen, China, 518034
(Address of Principal Executive Offices)

(86) 755-83765666
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

INTRODUCTORY NOTE

On September 16, 2011, China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), completed its merger (the “Merger”) with Rightmark Merger Sub Limited, a Delaware corporation (“Merger Sub”) and a wholly owned, direct subsidiary of Rightmark Holdings Limited, a British Virgin Islands company (“Parent”), pursuant to the terms of the previously announced Amended and Restated Agreement and Plan of Merger, dated May 3, 2011 (the “Merger Agreement”), by and among, Parent, Merger Sub, the Company and Mr. Guoshen Tu, the Chairman and Chief Executive Officer of the Company (solely for the purpose of Section 6.15 of the Merger Agreement). As a result of the Merger, the Company is now wholly owned by Parent, which is controlled by Mr. Guoshen Tu.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2011, in connection with the completion of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) of its intent to remove its common stock, par value $0.0001 (“Company Common Stock”) from listing on the NYSE and requested the NYSE to file a delisting application on Form 25 with the Securities and Exchange Commission (the “SEC”) to delist and deregister the Company Common Stock. The Company will file with the SEC a certification on Form 15 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requesting the deregistration of the Company Common Stock and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03.	Material Modification to Rights of Security Holders.

As of the effective time of the Merger (the “Effective Time”), each outstanding share of the Company Common Stock was converted into the right to receive $6.50 per share in cash, without interest, excluding shares owned by (i) Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, including shares contributed to Parent by Mr. Guoshen Tu, Wing Khai Yap (Terence), Lizhong Wang, Zhongxin Xie, Lingfeng Xiong, Li Fang, Ying Zhang, Zhiming Wu, Daobin Sang, Guohui Cao, Po Kwai Chow, Yang Zhao, Yujuan Guan, Zhuo Gong, Xihong Dai, Qiaomin Wu, Kaicheng Cheng, Lei Wang and Xiaosheng Tong, each of whom is a member of the Company’s management team or the nominee of a member of the Company’s management team (collectively, the “Rollover Stockholders”) pursuant to an equity rollover agreement among Parent, Intelligent One Limited, a British Virgin Islands company, and the Rollover Stockholders immediately prior to the Effective Time, (ii) the Company or any direct or indirect wholly owned subsidiary of the Company or (iii) stockholders who have properly exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under Delaware law (collectively, the “Excluded Shares”). In addition, at the Effective Time, each warrant to purchase shares of Company Common Stock issued and outstanding at the Effective Time was canceled and, in exchange therefor, converted into the right to receive a cash payment (without interest) equal to the product of (i) the excess of $6.50 over the exercise price per share of Company Common Stock of such warrant and (ii) the number of shares of Company Common Stock subject to such warrant; provided, that if the exercise price per share of Company Common Stock of any such warrant is equal to or greater than $6.50, such warrant was canceled without any cash payment being made in respect thereof.

Item 5.01.	Changes in Control of Registrant.

On September 16, 2011, Parent consummated the acquisition of 100% of the outstanding voting securities of the Company through the Merger. The Company is the surviving corporation in the Merger and is a wholly owned subsidiary of Parent.

The aggregate consideration paid in connection with the Merger was approximately $442 million. The consideration was funded through a combination of the contribution of shares of the Company Common Stock to Parent by the Rollover Stockholders and a debt financing of $480 million pursuant to a facility agreement, dated April 20, 2011, by and between Parent and China Development Bank Corporation Hong Kong Branch.

This description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference. A copy of the press release announcing the completion of the Merger is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

In accordance with the terms of the Merger Agreement and effective as of the Effective Time, Peter Mak, Robert Shiver and Runsen Li resigned as members of the board of directors of the Company. Guoshen Tu and Terence Yap remain as the Company’s directors following the Effective Time.

Item 5.03.	Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger, the Company’s Certificate of Incorporation was amended and restated, effective September 16, 2011. A copy of the Company’s Amended and Restated Certificate of Incorporation is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a) –(c)	Not applicable.

(d)	Exhibits

Exhibit Number	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2011, by and among the Company, Parent, Merger Sub and Mr. Guoshen Tu (solely for the purposes of Section 6.15 therein) (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on May 3, 2011)
3.1	Amended and Restated Certificate of Incorporation of the Company, adopted September 16, 2011
99.1	Press release, dated September 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Security & Surveillance Technology, Inc.

Date: September 16, 2011

/s/ Terence Yap
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2011, by and among the Company, Parent, Merger Sub and Mr. Guoshen Tu (solely for the purposes of Section 6.15 therein) (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on May 3, 2011)
3.1	Amended and Restated Certificate of Incorporation of the Company, adopted September 16, 2011
99.1	Press release, dated September 16, 2011